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                                                                    EXHIBIT 99.1


                                             March 18, 2004

         RE:  2004 ANNUAL SHAREHOLDERS MEETING

Dear Shareholder:

         On March 11, 2004, the Securities and Exchange Commission formally notified ComBanc that a group of individuals, headed by Paul Douglas Harter, would be soliciting your proxy in order to vote your shares at the upcoming Annual Meeting to be held April 12, 2004. According to the letter, they intend to use your proxy vote to remove the entire current Board of Directors of ComBanc and replace it with candidates we understand have been chosen by Mr. Harter.

         Our current Board of Directors has a combined 140 years of experience, and our members come from a wide variety of businesses in the Northwest Ohio area. They continue to work diligently in support of ComBanc and the Bank and their assistance has been critical as we work towards compliance with our Written Agreement with our bank regulators. I believe that the actions contemplated by Mr. Harter's group are not only seriously misguided, but are not in the best interests of ComBanc or you as an individual shareholder. It is critical at this stage of the Written Agreement that the Banks relationship with its customers, staff and employees, and with the regulators not be seriously disrupted by the election of inexperienced directors.

         Mr. Harter's candidates for director positions include six individuals. Two of these candidates are from Florida and to my knowledge have no connection to our Bank or to Delphos. Three of the candidates have no beneficial ownership and to my knowledge, none of them have bank board experience.

         Delphos has already experienced the loss of two community banks -- those being Peoples National Bank and Citizens Bank of Delphos. It is my belief that Paul Douglas Harter, if his slate of Directors is elected, will attempt to sell or merge The Commercial Bank with another institution. As recently as December, 2003 on a telephone conference with our Chairman of the Board, Dwain Metzger, Mr. Harter personally expressed these intentions.

         This should not be allowed to occur. Delphos should not lose its last remaining community bank like other communities around us.

         I have lived all of my life in Delphos. I have been with The Commercial Bank for 31 years, and have had the distinct honor of being President for the last 14 years. During that time, I've seen our capital and assets grow more than tenfold. I have seen our staff quadruple to 100 full-time and part-time employees. We have expanded by branching into the Elida and Lima areas, while continuing our superb customer service. What you can count on with The Commercial Bank, as with most community banks, is steady growth through the years.

         Please carefully consider all of the facts rather than the misleading statements Mr. Harter has been making about our Bank's performance in his recent letter. Don't fall into Mr. Harter's trap and lose your community bank. Please attend our meeting on April 12, 2004, or please sign, vote and return our proxy and ignore his. The future of the Bank and its employees is in your hands.


                                              Very truly yours,


                                              /s/ Paul G. Wreede
                                              ------------------
                                              Paul G. Wreede
                                              President & CEO